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                                                                  Exhibit (a)(3)

                          OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      and
  All of the Outstanding Shares of Series B ESOP Convertible Preferred Stock
                                      of
                            NALCO CHEMICAL COMPANY
                                      at
                     $53.00 Net Per Share of Common Stock
                                      and
     $1,060.00 Net Per Share of Series B ESOP Convertible Preferred Stock
                                      by
                             H2O ACQUISITION CO.,
                         A Wholly Owned Subsidiary of
                            SUEZ LYONNAISE DES EAUX

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JULY 30, 1999 UNLESS THE OFFER IS EXTENDED.


                                                                   July 1, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by H2O Acquisition Co., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Suez Lyonnaise des Eaux, a societe anonyme organized and existing under the laws of the Republic of France ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the issued and outstanding shares of common stock, par value $0.1875 per share, including the associated preferred stock purchase rights (the "Common Stock") and the Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock" and, together with the Common Stock, the "Shares"), of Nalco Chemical Company, a Delaware corporation (the "Company"), at a price of $53.00 per share of Common Stock and $1,060.00 per share of ESOP Preferred Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1. The Offer to Purchase dated July 1, 1999.

  2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Copies of the Letter of Transmittal may be used to tender Shares.
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  3. A letter to stockholders of the Company from E.J. Mooney, Chairman of the Board and Chief Executive Officer of the Company and Stephen D. Newlin, President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

  4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed on a timely basis.

  5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7. A return envelope addressed to First Chicago Trust Company of New York, the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 30, 1999 UNLESS THE OFFER IS EXTENDED.

  Please note the following:

  1. The Offer Price is $53.00 per share of Common Stock and $1,060.00 per share of ESOP Preferred Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

  2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which, when added to any shares of Common Stock already owned by Parent and Purchaser, constitute a majority of the then outstanding shares of Common Stock on a fully diluted basis (including, without limitation, all shares of Common Stock issuable upon the conversion of the ESOP Preferred Stock or any other convertible securities or upon the exercise of any options, warrants or rights) (the "Minimum Condition"), (ii) the satisfaction of the HSR Condition (as defined in the Offer to Purchase) and (iii) the satisfaction of the EC Condition (as defined in the Offer to Purchase). The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in the Offer to Purchase. See the Introduction and Section 1-- "Terms of the Offer" and Section 14--"Conditions of the Offer" of the Offer to Purchase.

  3. The Offer is being made for all of the issued and outstanding Shares.

  4. Tendering holders whose Shares are registered in their own name and who tender directly to First Chicago Trust Company of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal backup withholding tax at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See the "Important Tax Information" Section contained in the Letter of Transmittal.

  5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, July 30, 1999, unless the Offer is extended.

  6. On June 27, 1999, the Board of Directors of the Company unanimously (i) determined that the Merger is advisable and that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger (as each defined herein) are fair to and in the best interests of the holders of Shares (the "Holders"), (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, (iii) recommended that the stockholders of the Company accept the Offer, approve the Merger, and approve and adopt the Merger Agreement and the transactions contemplated thereby, and (iv) approved the taking of all other applicable action necessary to render Section 203 of the Delaware General Corporate Law and other state takeover statutes and the Rights Agreement (as defined in the Offer to Purchase) inapplicable to the Offer and the Merger (as defined in the Offer to Purchase).


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    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 27, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, as promptly as practicable after consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger").

  7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Certificates"), along with a properly completed and duly executed Letter of Transmittal (or a copy thereof), including any required signature guarantees, or (ii) if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company along with an Agent's Message (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares" of the Offer to Purchase and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders at the same time depending upon when the Certificates are actually received by the Depositary.

  In order to take advantage of the Offer (i) a duly executed and properly completed Letter of Transmittal (and any required signature guarantee or other required documents) or an Agent's Message in the case of Shares held in book-entry form should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If a Holder wishes to tender, but it is impracticable for such Holder to forward such Holder's Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in
Section 3--"Procedures for Tendering Shares" of the Offer to Purchase.

  Neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at 60 Wall Street, New York, New York 10260, telephone number (877) 219-8026 or to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 754-8000 (call collect) or (800) 662-5200.

  Requests for copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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